THE ADVISORS' INNER CIRCLE FUND

                           SHAREHOLDER SERVICES PLAN

                    THOMSON HORSTMANN & BRYANT MICROCAP FUND

         WHEREAS, The Advisors' Inner Circle Fund (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act") and the Trust desires to compensate service providers who provide the services described herein ("Service Providers") to clients (the "Clients") who from time to time beneficially own shares (the "Shares") of certain classes of shares of certain portfolios of the Funds (the "Funds") listed in Exhibit A hereto, as it may be amended from time to time; and WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Plan will benefit the Funds of the Trust and the Clients of the Shares of the Funds; and WHEREAS, the Trustees of the Trust adopt the Plan under which Service Providers will provide to Clients some or all of the shareholder services stated in
Section  2  herein;

         NOW,  THEREFORE,  the  Trustees  of  the  Trust hereby adopt this Plan.

         SECTION 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to providing shareholder services.

         SECTION 2. The Trust will pay Service Providers a fee up to the amount set forth in Exhibit A for shareholder services. Service Providers may use this fee for (i) maintaining accounts relating to Clients that invest in Shares; (ii) arranging for bank wires; (iii) responding to Client inquiries relating to the services performed by Service Providers; (iv) responding to inquiries from Clients concerning their investment in Shares; (v) assisting Clients in changing dividend options, account designations and addresses; (vi) providing information periodically to Clients showing their position in Shares;
(vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to Clients; (viii) processing purchase, exchange and redemption requests from Clients and placing orders with the Funds or its service providers; (ix) providing sub-accounting with respect to Shares beneficially owned by Clients; and (x) processing dividend payments from the Funds on behalf of Clients. Service Providers may also use this fee for payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Service Providers's affiliates and subsidiaries as compensation for such services as are described herein.

         SECTION 3. This Plan shall not take effect with respect to the Funds until it has been approved, together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 9 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

         SECTION 4. This Plan shall continue in effect until terminated as provided in Section 6.

         SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

         SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by (i) Clients or Service Providers; (ii) the vote of a majority of the Qualified Trustees or (iii) the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         SECTION 8. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of a majority of the Qualified Trustees, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of
Section 3 herein for the approval of this Plan.

         SECTION 9. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         SECTION 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

         SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

                                   EXHIBIT A

                            SHAREHOLDER SERVICE FEES

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FUND NAME                                           CLASS OF SHARES             SHAREHOLDER SERVICES FEE
------------------------------------------------------------------------------------------------------------------------------------
Thomson Horstmann & Bryant MicroCap Fund         Investor Class Shares                    0.25%
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